Exhibit 99.1
Altra Holdings, Inc. Prices $75 Million Convertible Senior Notes Offering
BRAINTREE, Mass., March 2, 2011 (GLOBE NEWSWIRE) — Altra Holdings, Inc. (Nasdaq:AIMC) today announced the pricing of its offering of $75 million aggregate principal amount of 2.75% Convertible Senior Notes due 2031 in a private offering to qualified institutional buyers pursuant to Rule 144A of the U.S. Securities Act of 1933, as amended (the “Securities Act”).
The sale of the notes is expected to close on or about March 7, 2011. Altra Holdings also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $10 million aggregate principal amount of notes solely to cover overallotments, if any.
The notes will bear interest at a rate of 2.75% per year, payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2011. The notes will be convertible, in certain circumstances, at an initial conversion rate of 36.0985 shares per $1,000 aggregate principal amount of notes (which is equivalent to a conversion price of approximately $27.70), subject to adjustment, upon the occurrence of certain events, into either, at Altra Holdings’ election, cash, shares of Altra Holdings’ common stock, or a combination of cash and shares of Altra Holdings’ common stock. This represents a conversion premium of approximately 35% relative to the closing price of Altra Holdings’ common stock on March 1, 2011.
Altra Holdings may, at its option, redeem some or all of the notes on or after March 1, 2018 for cash. Beginning March 1, 2015 and prior to March 1, 2018, Altra Holdings may redeem some or all of the notes for cash plus a “make whole premium” payment in cash, shares of Altra Holdings’ common stock or a combination of cash and shares of Altra Holdings’ common stock if the last reported sale price of the common stock for 20 or more trading days in a period of 30 consecutive trading days exceeds 130% of the conversion price in effect on each such trading day. Holders of the notes will have the right to require Altra Holdings to repurchase some or all of the outstanding notes, for cash, on March 1, 2018, March 1, 2021 and March 1, 2026 or upon the occurrence of certain fundamental changes. The notes are senior unsecured obligations of Altra Holdings. The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of Altra Holdings’ existing and future domestic restricted subsidiaries.
Altra Holdings estimates the net proceeds from the offering to be approximately $72.1 million (or approximately $81.8 million if the initial purchasers’ overallotment option is exercised in full), after deducting the initial purchasers’ discounts and estimated offering expenses. Altra Holdings plans to use the net proceeds of the offering to fund, in part, the purchase price related to the acquisition of substantially all of the assets and liabilities of Danfoss Bauer GmbH if and when the acquisition closes. Altra Holdings intends to use the remaining net proceeds for general corporate purposes, including potential acquisitions.
The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian

Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
The Altra Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4038
This press release contains forward-looking statements, including statements regarding our intention to issue the notes and our intended use of proceeds. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risk that our offering will not be completed, the risk that the acquisition will not be completed, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, reports on Form 10-Q and Form 8-K, and our other securities filings. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. AIMC-E